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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Stratos Lightwave, Inc. 2000 Stock Plan of our reports (a) dated May 30, 2000, with respect to the combined financial statements of Stratos Lightwave, Inc. for the three years in the period ended April 30, 2000 and (b) dated March 10, 2000 with respect to the financial statements of Polycore Technologies, Inc. for the year ended December 31, 1998, included in the Registration Statement, Form S-1 and related Prospectus of Stratos Lightwave, Inc. dated June 22, 2000 filed with the Securities and Exchange Commission.

Ernst & Young LLP

Chicago, Illinois
December 18, 2000

II-8

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CONSENT OF INDEPENDENT AUDITORS